Exhibit 10.1

THIS LETTER DATED AUGUST 31, 2015 AMENDS, RESTATES, SUPERSEDES AND REPLACES IN ITS ENTIRETY THAT CERTAIN COMMITMENT LETTER DATED JULY 29, 2015 (THE “ORIGINAL COMMITMENT LETTER”) BY AND AMONG INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, KEYBANK NATIONAL ASSOCIATION AND KEYBANC CAPITAL MARKETS WITH RESPECT TO A $325,000,000 CREDIT FACILITY

August 31, 2015

Independence Realty Operating Partnership, LP

c/o Independence Realty Trust, Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Tel: 215.243.9000

Fax: 215.243.9039

Re:         Up to $325,000,000 Senior Credit Facility (the “Facility”) for Independence Realty Operating Partnership, LP (the “Borrower”).

Ladies and Gentlemen:

This commitment letter (the “Commitment Letter”) hereby advises Independence Realty Operating Partnership, LP (the “Borrower” or “you”) of the commitment by KeyBank National Association (“KeyBank”), in its capacity as administrative agent (the “Administrative Agent”) and as a Lender to provide a senior credit facility (the “Facility”), in an amount set forth in the Summary of Terms and Conditions attached hereto as Exhibit 1 and made a part hereof (the “Term Sheet”; and, together with the Commitment Letter, the “Commitment Documents”). Capitalized terms contained but not otherwise defined herein shall have the meaning set forth in the Term Sheet.

KeyBank is pleased to provide its commitment for the entire amount of the Facility (the “Commitment”). Administrative Agent, together with KeyBanc Capital Markets (“Lead Arranger”), intends to seek to form a syndicate of financial institutions (the “Lenders”) to provide additional commitments in respect of the Facility in reduction of KeyBank’s Commitment hereunder, as further provided in the separate syndication letter (the “Syndication Side Letter”) dated July 29, 2015 and in accordance with the terms and provisions thereof; provided, however, that from and after the date hereof references in the Syndication Side Letter to the “Commitment Letter” and the “Term Sheet” shall mean and refer to the Commitment Letter and Term Sheet, respectively, as herein defined. The Lead Arranger and KeyBank shall have the right, at any time prior to or after the Closing Date, to sell, assign, syndicate, participate, or transfer any portion of the Facility, and its Commitment hereunder, and the Loan Documents to one or more financial institutions, as further provided in the Syndication Side Letter; provided that, in any event, so long as no payment or bankruptcy related Event of Default shall exist and be continuing the Lead Arranger and KeyBank shall not syndicate any of the Commitment with respect to the Facility to any

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August 31, 2015

Disqualified Lenders. Notwithstanding KeyBank’s right to assign or syndicate the Facility and receive commitments with respect thereto, any such assignment and/or syndication of its Commitment hereunder prior to the Closing Date shall not be a condition to, and shall not relieve KeyBank of its obligations set forth herein (including its obligations as Lender to make the initial funding of the Facility on the Closing Date (but not at any time thereafter with respect to any other applicable Lender) on the terms and conditions set forth in this Commitment Letter and as further described in the Term Sheet to the extent any additional Lender fails to fund on the Closing Date its required commitment on account of any such assignment or syndication) and, unless you otherwise agree in writing (but not in limitation of the foregoing), KeyBank shall retain exclusive control over all rights and obligations with respect to the Commitment, including all rights with respect to consents, modifications, waivers and amendments, until after the initial funding of the Facility on the Closing Date has occurred. As used herein, “Disqualified Lenders” shall mean not more than ten (10) publicly traded real estate investment entities that invest primarily in multi-family housing that are identified in writing to the Lead Arranger within ten (10) business days of the date of this Commitment Letter.

The Commitment Documents, together with the separate Fee Letter by and among Borrower, Administrative Agent and Lead Arranger dated June 24, 2015 and made a part hereof by reference (as the same is affected by the terms of the Syndication Side Letter, the “Fee Letter”) (provided that from and after the date hereof references in the Fee Letter to the “Term Sheet” shall mean and refer to the Term Sheet as herein defined), and the Syndication Side Letter, represent the basis under which the Administrative Agent and Lead Arranger are prepared to provide the Facility.

The Commitment of KeyBank and the undertakings of the Administrative Agent and the Lead Arranger hereunder are subject to the satisfaction, in all material respects, of the conditions set forth in the “Closing Conditions Schedule” attached as Exhibit C to the Term Sheet (the “Closing Conditions Schedule”). It is intended that (i) the closing conditions in the Closing Conditions Schedule are to be read and construed harmoniously with the requirements set forth in Section 10 of the Draft Credit Agreement and that it is not the intention of the parties that the provisions of said Section 10 (including with respect to the provisions provided for under Schedule 1.2 (Eligible Real Estate Qualification Documents) to the Draft Credit Agreement) be read or construed in a manner to expand the scope and/or substance of the Closing Conditions applicable for the closing of the Facility and the initial advance to be made thereunder on the Closing Date as set forth in the Closing Conditions Schedule and (ii) to the extent of any conflict between, on the one hand, the provisions set forth on the Closing Conditions Schedule and, on the other hand, Section 10 of the Draft Credit Agreement (including said Schedule 1.2) applicable for the closing of the Facility and the initial advance to be made thereunder on the Closing Date (but not otherwise), the provisions set forth on the Closing Conditions Schedule shall govern (the foregoing is hereinafter referred to as the “Conditions Provision”).

The terms and conditions of the Facility are set forth in the Primary Draft Loan Documents, subject solely to (i) the negotiation of the Additional Loan Documents and (ii) the Documentable Issues, as further provided in the Closing Conditions Schedule and in accordance with the Documentation Principles.

Borrower agrees to actively assist (and to use your commercially reasonable efforts to cause the Target and Target OP to assist) the Administrative Agent and Lead Arranger in achieving a Successful Syndication (as defined in the Syndication Side Letter) of the Facility that is reasonably satisfactory to the Administrative Agent, Lead Arranger and Borrower, as further provided in the Syndication Side Letter. Syndication of the Facility will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and the proposed Lenders. Your assistance in forming such a syndicate shall include but not be limited to: (i) making your senior management and representatives available to participate in informational meetings with potential Lenders

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(and your using commercially reasonable efforts to ensure such contact between the senior management of the Target and Target OP, on the one hand, and the potential Lenders, on the other hand) at such times and places as KeyBank may reasonably request; (ii) using your commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending and investment banking relationships of you and the Target and Target OP; (iii) your timely assistance (and using your commercially reasonable efforts to cause the Target and Target OP to assist), in the preparation of a customary confidential information memoranda for the Facility and other customary marketing materials to be used in connection with the syndication of the Facility (the contents of which you will be solely responsible for), and (iv) providing and causing your advisors to provide (and using commercially reasonable efforts to cause the Target and Target OP to provide) the Administrative Agent and Lead Arranger and the other Lenders upon request with all Information (as defined below) and Projections (as defined below) reasonably deemed necessary by the Administrative Agent and Lead Arranger to complete syndication. You further agree to refrain from engaging in any additional syndicated financings for the Guarantor (as defined in the Term Sheet) and/or the Borrower, until the occurrence of a Successful Syndication (as defined in the Syndication Side Letter), unless otherwise agreed to, in writing, by the Administrative Agent and Lead Arranger and except for (i) any financing of any properties provided by the Federal Home Loan Mortgage Corporation and/or the Federal National Mortgage Association, (ii) any replacements, extensions and renewals of any existing indebtedness of Borrower or Guarantor that matures prior to the Closing Date, and (iii) any other indebtedness of IRT, the Target and Target OP and their respective subsidiaries permitted to be incurred pursuant to the Acquisition Agreement, the Term Sheet and the Loan Documents.

It is understood and agreed that the Administrative Agent and Lead Arranger, after consultation with you, will manage and control all aspects of the syndication in a manner determined by the Lead Arranger in its sole discretion, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders (other than, in any case, Disqualified Lenders to the extent herein provided). It is also understood that no other Lender participating in the Facility will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. You agree to pay the fees set forth in the Fee Letter as and when due and payable thereunder.

The Borrower and Guarantor hereby represent, warrant, and covenant (and to the best of your knowledge, in the case of information regarding the Target and Target OP or any of its subsidiaries) that: (i) all information (other than Projections (as defined below) and information of a general economic or industry nature) that has been or will hereafter be made available by you or any of your representatives in connection with the Facility to KeyBank or Lead Arranger or any of their respective representatives, any Lender, or any potential Lender in the case of information relating to you, the Borrower, the Target and Target OP and your or their respective affiliates (the “Information”), taken as a whole, to your knowledge, is and will be complete and correct in all material respects and does not and will not (to your knowledge) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made; and (ii) all written financial projections (the “Projections”), if any, that have been or will be prepared by you or your representatives and made available to KeyBank or any of its representatives, any Lender, or any potential Lender in connection with the financing contemplated hereby have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time prepared (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and no assurance can be given that any particular Projections will be realized). You hereby agree at any time prior to the later of the occurrence of a Successful Syndication and the Closing Date, to supplement (and to use your commercially reasonable efforts to cause the Target and Target OP to supplement) the

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August 31, 2015

Information and the Projections from time to time and to promptly advise us of all developments materially affecting the Borrower, the Guarantor, and any of their respective subsidiaries or affiliates or the transactions contemplated hereby so that the representation and warranty in the preceding sentence remains true and correct. In arranging and syndicating the Facility, the Administrative Agent and Lead Arranger will be using and relying on the Information and the Projections without independent verification thereof. The foregoing representation, warranty and covenant is hereinafter referred to as the “Information Covenant”.

By acceptance of this Commitment Letter, the Borrower and Guarantor agree (subject, however, to the terms and conditions of the Fee Letter, the Syndication Side Letter, and the Term Sheet) to reimburse the Administrative Agent and Lead Arranger for (a) reasonable and documented attorneys’ fees and disbursements in an aggregate amount not to exceed $250,000 for documentation of the Facility and the $120,000,000 interim loan facility (the “Interim Term Loan Facility”) being committed to by KeyBank pursuant to a separate commitment letter of even date herewith, subject to (i) no marked variance of the terms and structure of the transaction from those on which this estimate has been based, (ii) no extended or protracted negotiation of the Loan Documents with respect to those customary terms and conditions found in similarly structured facilities and (iii) no failure by Borrower or its counsel to undertake certain customary due diligence tasks in connection with the closing of the transaction, and (b) actual out-of-pocket expenses including, without limitation, appraisal costs, due diligence costs and other expenses incurred by the Administrative Agent and Lead Arranger arising in connection with the negotiation, preparation, execution, and delivery of the Commitment Documents, the Loan Documents and the processing of the Facility; whether or not the Facility does in fact close. The Borrower and Guarantor also agree to reimburse the Administrative Agent and Lead Arranger for actual out-of-pocket expenses incurred by the Administrative Agent and Lead Arranger in connection with the syndication of the Facility.

In the event that the Administrative Agent, KeyBank (and any other Lender), and/or Lead Arranger become involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this Commitment Letter, the Borrower and Guarantor will reimburse the Administrative Agent, KeyBank (and any such other Lender), and Lead Arranger for their reasonable and documented legal and other expenses (including, without limitation, the cost of any investigation and preparation of a defense in connection therewith) as they are incurred by the Administrative Agent, KeyBank (and any such other Lender), and Lead Arranger; provided that the legal expenses shall be limited to the fees and expenses of one counsel (and, if reasonably necessary, a single local counsel in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional primary counsel and one additional counsel in each relevant jurisdiction to each group of similarly situated affected persons, taken as a whole). The Borrower and Guarantor, jointly and severally, hereby agree to indemnify and hold harmless the Administrative Agent, KeyBank (and any such other Lender), and Lead Arranger and their affiliates and their respective directors, officers, employees (the “Indemnified Parties”) from and against any and all losses, claims, damages, expenses and liabilities, joint or several, related to or arising out of any matters contemplated by this Commitment Letter, including, without limitation claims of any brokers or finders arising in connection herewith or the consummation of the Facility contemplated herein; except to the extent such loss, claim, damage or liability (a) is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from such Indemnified Party’s or any of its Related Persons’ actual bad faith, gross negligence or willful misconduct or (b) results from any action, suit, proceeding or investigation solely among Indemnified Parties and not arising out of or in connection with any act or omission of IRT, the Target and Target OP or any of their respective affiliates. For purposes hereof, a “Related Person” of any Indemnified Party means its affiliated entities, directors, officers, employees and agents, in each case that are controlled by such Indemnified Party.

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The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation for the Facility shall be executed and delivered and notwithstanding the termination of the Commitment Documents, and/or the commitments of the Administrative Agent and Lead Arranger thereunder.

The Commitment Documents are being delivered to you on a confidential basis and neither (x) the Commitment Documents, the Fee Letter, and/or the Syndication Side Letter nor (y) the undertaking and proposals contained herein and therein may be disclosed to or relied upon by any other person or entity other than your accountants, attorneys and other advisors who are involved in the proposed financing, without the prior written consent of the Administrative Agent and Lead Arranger, except that following your acceptance hereof you may make such disclosures as are required by law (including any required filings with the Securities and Exchange Commission) or court order (in which case you shall use commercially reasonable efforts to inform the Agent promptly thereof so that Administrative Agent and/or Lead Arranger may seek a protective order or other appropriate remedy and if no such remedy is obtained you shall furnish only that portion of the documents which you are legally required to disclose). Notwithstanding the foregoing, following your acceptance hereof, you may: (i) make public disclosure of (A) the existence of the Commitment or (B) to the extent the terms of the Commitment Documents have become publicly available as a result of disclosures thereof by persons other than you or other persons that have confidentiality obligations under this Commitment Letter, the terms and conditions of the Commitment Documents, (ii) file a copy of this Commitment Letter (or disclose the content and/or existence of this Commitment Letter) in any public record in which it is required by law to be filed (including, without limitation, in any proxy, 8-K or other public filing relating to the Acquisition) provided that the same is redacted in a manner reasonably customary for such public disclosures and in no event shall the fees described in the Fee Letter or the terms of the Syndication Side Letter be made public, (iii) make such other public disclosures of the terms and conditions hereof as required by law or regulation or requested by any governmental agency or other regulatory authority and (iv) disclose this Commitment Letter (and to the extent redacted in a manner reasonably acceptable to KeyBank, the Fee Letter and the Syndication Side Letter) to the Target and its owners, officers, directors, employees, accountants, attorneys and other professional advisors on a confidential and “need to know” basis in connection with the Acquisition who are informed of the confidential nature of such information.

Each of KeyBank (and each other Lender), the Administrative Agent, and the Lead Arranger shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions, and shall keep all such information confidential in accordance with their customary procedures for transactions similar to those contemplated hereby, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by any of KeyBank (and each other Lender), Administrative Agent, Lead Arranger or their respective affiliates, officers, directors, employees, accountants, attorneys or other professional advisors, or (ii) was or becomes available from a source other than by or on behalf of IRT or its affiliates, officers, directors, employees, accountants, attorneys or other professional advisors not known to KeyBank (and any other Lender), Administrative Agent, or Lead Arranger to be in breach of an obligation of confidentiality to IRT or its affiliates in the disclosure of such information. The foregoing shall not be deemed to restrict any of KeyBank (and any other Lender), Administrative Agent or Lead Arranger from disclosing such information (a) at the request or pursuant to any requirement of any governmental authority; (b) pursuant to subpoena or other court process or upon the request of any regulatory authority (including self-regulatory) having or purporting to have jurisdiction over KeyBank (and any other Lender), Administrative Agent or Lead Arranger or any of their respective affiliates; (c) when required to do so in accordance with the provisions of applicable law; (d) to the extent required in connection with any litigation or proceeding to which KeyBank (and any other Lender), Administrative Agent or Lead

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Arranger may be a party; (e) to the extent required in connection with the exercise of any remedy hereunder or under any Loan Document; (f) to KeyBank’s (and any other Lender’s), Administrative Agent’s, or Lead Arranger’s affiliates, officers, directors, employees, accountants, attorneys, independent auditors and other professional advisors, in each case, who need to know such information in connection with, or otherwise related to, the Transactions, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; (g) for purposes of establishing a “due diligence” defense; (h) to any potential or prospective participant or assignee (other than, in any case, a Disqualified Lender) in connection with a syndication or as a potential or prospective hedging counterparty, subject to the confidentiality provisions contained herein (and, in the case of providing access to such information through Intralinks or similar internet-based access, shall require persons accessing the site to agree to maintain confidentiality as contemplated above in accordance with the standard syndication processes of KeyBank and Lead Arranger or customary market standards for dissemination of such type of information, which may include “click through” or other affirmative actions on the part of recipient to access such information), and (i) as consented to by you.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein (including an obligation to negotiate in good faith) notwithstanding that the funding of the Facility is subject to the conditions specified in the Closing Conditions Schedule and in accordance with the Documentation Principles.

As described herein, KeyBanc Capital Markets will act as sole Lead Arranger and Book Manager for the Facility (except as further provided in the Draft Credit Agreement). The Administrative Agent reserves the right to allocate, in whole or in part, to Lead Arranger certain fees payable to the Administrative Agent in such manner as the Administrative Agent and Lead Arranger agree in their sole discretion.

The Commitment Documents shall be governed by the laws of the State of New York. The terms of the Commitment Documents may not be modified, waived or in any way amended unless such modification, waiver or amendment is made in writing and executed by all parties hereto (except for waivers by Administrative Agent of conditions to closing which need not be made in writing).

Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding, or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Commitment Documents, the Fee Letter, the Syndication Side Letter, the transactions contemplated hereby and thereby or the actions of Borrower, Administrative Agent or Lead Arranger in the negotiation, performance or enforcement hereof.

This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

The Commitment Documents are not assignable by the Borrower by operation of law or otherwise without the prior written consent of the Administrative Agent and Lead Arranger and the Commitment Documents supersede and replace any and all proposals or term sheets previously delivered by the Administrative Agent and Lead Arranger to the Borrower relating to the Facility.

In connection with all aspects of the transaction contemplated by the Commitment Documents, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the transactions described herein regarding the Facility are arm’s-length commercial transactions between you and your

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affiliates, on the one hand, and the Administrative Agent and the Lead Arranger, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transaction contemplated hereby; (b) (i) each of Administrative Agent and the Lead Arranger have been, are, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) Administrative Agent and Lead Arranger have no obligation to you or your affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and, when executed, the Loan Documents in connection with the Facility; and (c) Administrative Agent, Lead Arranger and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Administrative Agent and Lead Arranger have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Administrative Agent or Lead Arranger, as of the date hereof, with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by the Commitment Documents.

In accordance with the Original Commitment Letter, on the Specified Due Diligence Completion Date (as defined in the Original Commitment Letter), KeyBank provided to Borrower the Specified Due Diligence Report (as defined in the Original Commitment Letter). Such Specified Due Diligence Report has been updated through the date hereof (as so updated, the “Updated Specified Due Diligence Report”). Borrower has reviewed the Specified Due Diligence Report and the Updated Specified Due Diligence Report and has not exercised the Specified Due Diligence Termination Election (as defined in the Original Commitment Letter) and has not otherwise terminated the Original Commitment Letter. The remaining due diligence items required for closing are as set forth in the Closing Conditions Schedule.

The parties anticipate the closing of the Facility will occur on or before October 15, 2015, with a target closing date of September 17, 2015, which schedule is subject to revision upon mutual agreement by you and the Administrative Agent. If, however, for any reason, the Facility contemplated hereby does not close by October 15, 2015, with time being of the essence, this Commitment Letter shall lapse and shall be terminated and of no further force or effect unless the time for closing the Facility is extended in writing by Administrative Agent. Notwithstanding any termination of this Commitment Letter under this paragraph, the Borrower shall remain liable for its obligations with respect to payment of all of Administrative Agent’s and Lead Arranger’s reasonable and documented attorneys’ fees and disbursements and out-of-pocket costs and expenses (to the extent set forth above), and if the closing does not occur, such obligations shall first be charged against the Deposit, with any excess being returned to Borrower; provided, however, the foregoing provisions of this paragraph shall not limit your obligations hereunder relating to indemnification of the Indemnified Parties and confidentiality which shall survive the expiration or termination of the Commitment hereunder.

A deposit in the amount of $200,000.00 (the “Deposit”) has been delivered to Administrative Agent by Borrower. The Deposit shall be credited towards the fees due to the Administrative Agent under the Fee Letter upon closing of the Facility, and shall otherwise be credited to the costs and expenses incurred by the Administrative Agent in the event the Facility (or the Interim Term Loan Facility) does not close. The Commitment shall expire (and this Commitment Letter shall be of no further force or effect) if this Commitment Letter is not countersigned and returned to the undersigned prior to August 31, 2015 (the “Expiration Date”), with time being of the essence. The Commitment Documents supersede all previous term sheets (if any) issued by the Administrative Agent. This terms noted herein shall expire if not accepted by the Borrower by the Expiration Date.

We appreciate this opportunity and look forward to working with you on this transaction.

Very truly yours,

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Christopher T. Neil
Name:	Christopher T. Neil
Title:	Senior Relationship Manager

KEYBANC CAPITAL MARKETS

By:	/s/ Jonathan Breese
Name:	Jonathan Breese
Title:	Vice President

Accepted and agreed to this 31st day of August 2015.

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

By: Independence Realty Trust, Inc., its general partner

By:	/s/ Farrell Ender
Name:	Farrell Ender
Title:	President

Exhibit 1

Term Sheet

THIS EXHIBIT 1 (DATED AS OF AUGUST 31, 2015) AMENDS, RESTATES, SUPERSEDES AND REPLACES IN ITS ENTIRETY EXHIBIT 1 TO THAT CERTAIN COMMITMENT LETTER DATED JULY 29, 2015 BY AND AMONG INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, KEYBANK NATIONAL ASSOCIATION, AND KEYBANC CAPITAL MARKETS WITH RESPECT TO A $325 MILLION SENIOR CREDIT FACILITY

$325 Million Senior Credit Facility

Independence Realty Trust, Inc.

Summary of Terms and Conditions

(the “Term Sheet”)

Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto, as applicable, (x) under the commitment letter to which this Term Sheet relates and (y) as defined and otherwise described in the “Draft Credit Agreement” (as defined below). The terms and conditions outlined below are for reference purposes only, and the operative terms and provisions of the intended Facility (as defined below) will be as further described and particularly provided in the Draft Credit Agreement and other Primary Draft Loan Documents (as defined below). The Draft Credit Agreement and the other Primary Draft Loan Documents have been attached hereto (as described below). It is expressly acknowledged and agreed that, subject to the Conditions Provision, in the event of any conflict between the provisions set forth in this Term Sheet (including, without limitation, on account of any use of differing defined terms as described herein), the terms and provisions of the Draft Credit Agreement or, as applicable, such other Primary Draft Loan Document, shall be controlling.

Transactions:	Independence Realty Trust, Inc. (“IRT”) intends to acquire (the “Acquisition”) 100% of the equity interests of Trade Street Residential, Inc. (the “Target”) pursuant to that certain Agreement and Plan of Merger dated as of May 11, 2015 (including the exhibits and schedules thereto, the “Acquisition Agreement”) entered into among IRT, Parent Borrower (as defined below), Adventure Merger Sub LLC, a newly formed Delaware limited liability company wholly-owned by the Parent Borrower (as defined below)(“OP MergerSub”), IRT Limited Partner, LLC, a Delaware limited liability company wholly-owned by IRT (“IRT LP LLC”), the Target and Trade Street Operating Partnership, LP (the “Target OP”). In connection with the Acquisition, (a) OP MergerSub will merge with and into the Target OP, with the Target OP as the surviving entity of such merger (and the Target OP shall convert to a Delaware limited liability company and be renamed IR TS Op Co, LLC), (b) Target will merge with and into IRT LP LLC, with IRT LP LLC as the surviving entity of such merger, (c) as a result of the transactions described in (a) and (b), IRT will become the owner of the Target and indirect owner of the Target OP, with the Target’s stockholders receiving the aggregate amount of consideration set forth in the Acquisition Agreement, (c) the Borrower will obtain the Facility described below and the Interim Term Loan (as defined below), (d) certain existing indebtedness and commitments in respect of the Initial Borrowing Base Properties, the Huntington Bank Credit Facility and the Regions Bank Credit Facility shall be repaid in full and all commitments with respect thereto shall be terminated (collectively, the “Refinancing”) and (e) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Borrower:	Independence Realty Operating Partnership, LP (the “Parent Borrower”), the operating partnership of IRT, and any subsidiary that owns a Borrowing Base Property (“Subsidiary Borrower;” and together with the Parent Borrower, collectively, the “Borrower”).

Guarantor:	IRT and IR TS Op Co, LLC a Delaware limited liability company, as successor by conversion to Target OP (“IR OpCo” and together with IRT, collectively, the “Guarantor”).

Book Runner & Lead Arranger:	KeyBanc Capital Markets (“KeyBanc” or “Lead Arranger”).

Administrative Agent:	KeyBank National Association (“KeyBank” or “Agent”)

Lender(s):	A syndicate of Lenders acceptable to the Lead Arranger and Borrower, other than, in any case except if a payment or bankruptcy related Event of Default shall then exist and be continuing, Disqualified Lenders.

Facility:	An up to $325,000,000 Senior Secured Credit Facility (as further defined in the Draft Credit Agreement, the “Facility”) consisting of:

An up to $125,000,000 (the “Aggregate Revolving Commitment”) Senior Secured Revolving Line of Credit (the “Revolver”), as further described and particularly defined in the Draft Credit Agreement with respect to the Revolving Credit Commitment thereunder, including as provided in Section 2.1(b) therein. The Revolver will be a senior obligation of the Borrower and Guarantor. Subject to the terms of the Loan Documents, the Borrower may borrow, repay and re-borrow amounts under the Revolver.

A no less than $200,000,000 (the “Aggregate Term Loan Commitment”) Senior Secured Term Loan (the “Term Loan”), as further described and particularly defined in the Draft Credit Agreement with respect to the Term Loan Commitment thereunder, including as provided in Section 2.1(a) therein. The Term Loan will be a senior obligation of the Borrower and Guarantor. Subject to the terms contained herein, amounts borrowed under the Term Loan may be repaid but not re-borrowed.

As further provided in Section 2.11 of the Draft Credit Agreement, so long as no default or Event of Default has occurred and is continuing, the Borrower shall have the right to increase the Facility by up to an aggregate facility size of up to $450,000,000 (the “Accordion”). The Accordion commitment amount will be syndicated on a best efforts basis and may be provided by any existing Lender or new lenders acceptable to the Agent and Borrower but no existing Lender will be required to assume any increase. Any increase can be applied towards the Revolver and/or the Term Loan or a new Term Loan, subject to commitments.

Swingline:	Up to 10% of the Aggregate Revolving Commitment shall be made available by the Agent for same day borrowings at the Base Rate plus the then-current Base Rate Margin as provided in Exhibit A. Advances under the Swingline, when aggregated with other borrowings and all letters of credit under the Facility, may not exceed the Aggregate Revolving Commitment, as further described and particularly defined in the Draft Credit Agreement with respect to the Swing Line Commitment thereunder, including as provided in Section 2.5 therein. Each Revolver Lender shall be unconditionally obligated to purchase its pro rata share of any Swingline advance made by the Agent. Swingline advances shall be payable on demand but in no event shall any Swingline advance be outstanding for more than five days.

Letters of Credit:	Up to 10% of the Aggregate Revolving Commitment shall be available for the issuance of letters of credit, with the Agent being the Issuing Lender, as provided in the Draft Credit Agreement, including as provided in Section 2.10 therein. Each Revolver Lender shall purchase a risk participation interest in such letter of credit equal to its pro rata portion of the Aggregate Revolving Commitment. There shall be an issuance fee equal to the greater of 0.125% of the face amount of each letter of credit or $1,500 paid to the Agent only at the time of issuance of such letter of credit, and a per annum letter of credit fee (based on the face amount of each outstanding letter of credit) equal to the applicable LIBOR Margin as provided in Exhibit A, payable to the Revolving Lenders quarterly in arrears. Unreimbursed drawings under a Letter of Credit shall be deemed to be advances under the Revolver and shall bear interest at the Base Rate plus the applicable Base Rate Margin.

Recourse:	The Facility will be fully recourse, jointly and severally, to Borrower and the Guarantor.

Purpose:	The Facility shall be used (A) on the Closing Date to (i) effectuate the Refinancing, (ii) pay a portion of the purchase price for the Acquisition and/or (iii) pay the Transaction Cost, and (B) thereafter, to acquire additional multifamily properties throughout the U.S. and for general corporate working capital purposes, including the payment of fees and expenses related to this Facility, including as set forth in Section 2.9 of the Draft Credit Agreement.

Prepayment:	The Borrower may prepay or terminate the Facility, in whole or in part, at any time without fees or penalty; provided however, Lenders shall be indemnified for any breakage costs associated with any LIBOR borrowings.

Maturity:	Three (3) years from closing with two (2) twelve month extension options (each an “Extension Option”).

The Borrower shall have the option to extend the Revolver and the Term Loan for two (2) additional twelve month periods provided that (i) at least 60 days but not more than 120 days prior to the maturity date of the applicable Facility, the Borrower provides written notice of its intent to exercise the Extension Option with respect to such Facility, (ii) no defaults or Events of Default shall then be in existence or be continuing, (iii) all representations and warranties are true and accurate in all material respects at the time of such extension except to the extent that any such representation or warranty relates to a specific earlier date and (iv) the Extension Fee is paid, as further provided in Section 2.12 of the Draft Credit Agreement.

Repayment:	The Facility will require interest only, to be paid on a monthly basis.

Interest Rate:	See Exhibit A.

Unused Fee:	See Exhibit A.

Extension Fee:	See Exhibit A.

Collateral:

As further described and specifically provided in the Draft Credit Agreement, Collateral for the Facility shall consist of the following items for each Borrowing Base Property (being the “Collateral Properties” as defined and described in the Draft Credit Agreement):

•  First mortgage lien on land and improvements subject to Permitted Liens (as defined in the Draft Credit Agreement);

•  Assignment of all leases and rents;

•  First priority UCC filings on furniture, fixtures and equipment subject to Permitted Liens;

•  Assignment of all development contracts, management contracts and agreements; and

• The other collateral documentation expressly provided for in the Draft Credit Agreement.
Borrowing Base Availability:

“Borrowing Base Availability” shall be the amount which is the lesser of:

(i.)    The maximum principal amount which would not cause outstanding borrowings under the Facility to be greater than sixty-five percent (65%) of the Borrowing Base Value; and

(ii.)  The maximum principal amount which would not cause the ratio of (i) Borrowing Base Adjusted NOI divided by (ii) the Implied Debt Service to be less than 1.30 to 1.00.

Borrowing Base Criteria:

As further described and specifically provided in the Draft Credit Agreement, a Property proposed for inclusion in the borrowing base must meet the following criteria (including, subject to the Conditions Provision, with respect to all “Eligible Real Estate Qualification Documents”), unless otherwise approved by the Required Lenders (the “Borrowing Base Criteria”):

(i.)      Operating multifamily property located in the United States;

(ii.)     Wholly owned by the Parent Borrower or a Subsidiary Borrower;

(iii.)    Not subject to a lien, debt or negative pledge, other than Permitted Liens;

(iv.)    Property is not the subject of a Disqualifying Environmental Event or Disqualifying Structural Event and is free of all major architectural deficiencies, title defects or other adverse matters which would materially impact the property’s value, cash flow or marketability; and

(v.)     Property complies with the Closing Conditions Schedule attached hereto as Exhibit C.

Borrowing Base Occupancy:	The Borrowing Base Properties, taken as a whole, are required to maintain a weighted average overall occupancy of 85%, as further provided in Section 9.9 of the Draft Credit Agreement.

Initial Borrowing Base Properties:

The initial Borrowing Base Properties will include (collectively, the “Initial Borrowing Base Properties” and together with the Additional Borrowing Base Properties set forth in the next section of this Term Sheet, the “Borrowing Base Properties”):

•    Arbors River Oaks, Memphis, TN

•    Bridge Pointe, Huntsville, AL

•    Fox Trails, Plano, TX

•    Lakeshore on the Hill, Chattanooga, TN’

•    Merce Apartments, Addison, TX

•    The Pointe at Canyon Ridge, Sandy Springs, GA

•    The Trail of Signal Mountain, Chattanooga, TN

•    Bayview Club, Indianapolis, IN

•    Waterstone at Big Creek, Alpharetta, GA

•    Avenues at Craig Ranch, McKinney, TX

•    St. James at Goose Creek, Goose Creek, SC

•    Westmont Commons, Asheville, NC

• Miller Creek at Germantown, Memphis, TN • Estates at Wake Forest, Wake Forest, NC

Additional Borrowing Base Properties:	As provided in the Draft Credit Agreement, within six months of closing, the following properties (the “Additional Borrowing Base Properties”) will be added to the Facility as Borrowing Base

Properties unless sold (or under binding contract for sale) subject to the Borrowing Base Additions/Removals criteria and the Borrowing Base Property Due Diligence listed in the next sections of this Term Sheet and the Borrower agrees (so long as the Interim Term Loan is outstanding), if necessary, to exercise an accordion increase (as provided above) in the maximum amount available based on the Borrowing Base Availability (after giving effect to the addition of the below properties) to provide funding for such additions:

•    Augusta, Oklahoma City, OK

•    Heritage Park, Oklahoma City, OK

•    Invitational, Oklahoma City, OK

•    Raindance, Oklahoma City, OK

•    Windrush, Edmond, OK

Borrowing Base Additions/Removals:

Properties may be added to the borrowing base at any time during the term of the Facility subject to (a) compliance with the Borrowing Base Criteria, (b) continued compliance with the Borrowing Base Occupancy and Financial Covenants following the addition of the new property, (c) completion of collateral documentation and other customary documentation, if applicable, and (d) payment of all reasonable and documented third-party costs associated with adding the property to the Facility, including as provided in Section 5.3 of the Draft Credit Agreement.

Properties may be removed from the borrowing base subject to (a) continued compliance with the Borrowing Base Occupancy and Financial Covenants following such release and (b) payment of all reasonable and documented costs associated with removing the property from the Facility. Notwithstanding the foregoing, the Borrower may not release Borrowing Base Properties, without Required Lenders’ consent, if it will cause the Borrowing Base Properties to consist of fewer than 5 properties and the Borrowing Base Value to be less than $100 million, including as provided in Section 5.4 of the Draft Credit Agreement.

Borrowing Base Property Due Diligence:

With respect to all Additional Borrowing Base Properties, Agent shall have received each of the following for each such Borrowing Base Property, all of which must be reasonably acceptable to Agent (including, without limitation, as set forth in Schedule 1.2 of the Draft Credit Agreement):

•     Updated MAI Appraisal ordered by Agent;

•     Phase I environmental site assessment (and additional environmental reports, indemnifications and insurance coverages, as applicable) and reliance letter;

•     Property Condition Assessment report and reliance letter;

•     As applicable for properties located in a seismic zone, a Probable Maximum Loss study for any Borrowing Base Property located in a seismic zone, as applicable;

•     Property and liability insurance certificates (including, as applicable, environmental, earthquake, wind and flood coverages) listing Agent as certificate holder/additional insured;

•     Approval or deemed approval from Required Lenders for the addition of the Borrowing Base Property;

•     All other customary requirements for secured facilities of this type, including title insurance, surveys, property zoning reports, organizational documents and legal opinions (including those items listed in Exhibit C to the extent then applicable).

Financial Covenants:

IRT, on a consolidated basis with Borrower and all subsidiaries which are required to be consolidated with them for financial reporting under GAAP, shall at all times comply with the following financial covenants, which will be tested quarterly (as expressly provided in Sections 8 and 9 of the Draft Credit Agreement):

(i.)      Maximum Total Leverage Ratio: Total Indebtedness divided by Gross Asset Value (“GAV”) (“Total Leverage Ratio”) shall not exceed 72.5%; reducing to 65% 12 months after closing, as expressly provided in Section 9.1 of the Draft Credit Agreement.

(ii.)     Minimum Fixed Charge Coverage Ratio: The ratio of Adjusted EBITDA to Fixed Charges shall not be less than 1.50x, as expressly provided in Section 9.2 of the Draft Credit Agreement.

(iii.)    Minimum Net Worth: 75% of the actual Consoldidated Tangible Net Worth at closing, plus 75% of future net equity contributions, as expressly provided in Section 9.3 of the Draft Credit Agreement.

(iv.)    Maximum Distributions: The maximum dividend payout shall not exceed 110% of Funds From Operations (adjusted for one-time charges, equity compensation and acquisition costs) for the Borrower and its respective subsidiaries over the prior four quarters; reducing to 100% 24 months after closing. Upon a non-monetary event of default, Borrower will be restricted from paying any distributions other than those required to maintain REIT status, provided that during a monetary event of default, the borrower will not be permitted to make any distributions, as expressly provided in Section 9.4 of the Draft Credit Agreement.

(v.)     Minimum Liquidity: Borrower and Guarantor shall maintain $5 million of liquidity (cash and cash equivalents), as expressly provided in Section 9.5 of the Draft Credit Agreement.

(vi.)    Permitted Investments: Borrower shall be an owner of multifamily properties, and any other business activities and investments shall be incidental thereto Unimproved land, Construction in Process, investments in joint ventures, and other real estate investments including mortgage notes, in each case, of Borrower will be limited to the levels described below (as expressly provided in Section 8.3 of the Draft Credit Agreement):

a.         Unimproved Land: No more than 5% of GAV.

b.        Construction in Process: No more than 10% of GAV.

c.         Joint Ventures: No more than 10% of GAV.

d.        Other Real Estate Investments, including mortgage notes on multifamily properties: No more than 5% of GAV.

The aggregate of items a-d above shall not exceed 20% of GAV.

(vii.)  Recourse Indebtedness of Borrower:

a.         No other recourse indebtedness is permitted except for an up to $120 million interim term loan (the “Interim Term Loan”) that is agented by KeyBank as presented under separate cover and other recourse obligations less than of $1 million. After the Interim Term Loan is repaid then up to 5% of Gross Asset Value of additional recourse indebtedness is permitted, provided, however, that any secured recourse indebtedness relating to any specific real estate shall not exceed an amount greater than seventy-five percent (75%) of the appraised value of such real estate asset securing such secured recourse indebtedness as of the date the same is incurred, as expressly provided in Section 9.6 of the Draft Credit Agreement;

b.        Up to 30% of Gross Asset Value of Unhedged Variable Rate Indebtedness, as expressly provided in Section 9.7 of the Draft Credit Agreement.

(viii.) Business Assets of IRT. Ninety percent (90%) of the assets of IRT shall be held by the Parent Borrower or its direct or indirect subsidiaries, as expressly provided in Section 9.9 of the Draft Credit Agreement.

Financial Reporting:

The Borrower and Guarantor will provide the following ongoing information, which shall be deemed the Facility reporting requirements (as shall be further provided in Section 7.4 of the Draft Credit Agreement). The Borrower must submit this information within 60 days of each quarter-end and within 120 days of each fiscal year-end

(i.)      Financial Statements: Guarantor shall deliver consolidated financial statements of the Guarantor and its subsidiaries, prepared in accordance with GAAP. The annual consolidated financial statements must be audited by a qualified audit firm and must contain an unqualified opinion from the auditor.

(ii.)     Covenant Compliance and Borrowing Base Information: Borrower shall deliver a covenant compliance certificate demonstrating compliance with the Borrowing Base Availability and Financial Covenants and operating statements, rent rolls and receivables agings for each Borrowing Base Property, including a statement (i) listing the real estate owned by Borrower including the property name, location, number of units, Operating Property Value (including the applicable methodology for calculating value), Adjusted NOI and any applicable Indebtedness secured thereby.

(iii.)    Such other information as the Agent or Lenders may reasonably require

Loan Documents:	The substantially final form of the intended primary operative loan documents governing the Facility have been negotiated and agreed upon by the Borrower and Agent (subject to completion), as follows: (i) the Credit Agreement (a copy of which is attached hereto as Schedule i) (the “Draft Credit Agreement”); (ii) the Revolving Credit Notes, the Term Notes, and the Swing Loan Note (copies of which are attached to the Draft Credit Agreement); (iii) a Mortgage, Assignment of Leases and Rents, Security Agreement and [Financing Statement/Fixture Filing] (subject to variation for each applicable jurisdiction as further provided herein, the “Mortgage”) (a copy of the form of Mortgage is attached hereto as Schedule iiia) or Deed of Trust, Security Agreement and Financing Statement (subject to variation for each applicable jurisdiction as further provided herein, “DOT”) (a copy of the form of DOT is attached hereto as Schedule iiib) with respect to each Borrowing Base Property; provided, however, that the form of Mortgage and DOT have been agreed to in base form only and are not yet in final form solely to the extent that the respective forms of security instrument to be used (i.e., any variation to the form of Mortgage or DOT) shall be determined by state custom and shall be subject to revision to incorporate (1) all necessary provisions/modifications required by the laws of each state in which the Borrowing Base Properties are located (including any conversion of these forms to a Deed to Secure Debt (or other applicable convention) as necessary to comply with the customs of a particular jurisdiction) and (2) all provisions/modifications which are reasonably customary and required by reasonably prudent commercial lenders in such security instruments for the jurisdiction in which the Borrowing Base Properties are located; (iv) the Guaranty (a copy of the form of Guaranty is attached hereto as Schedule iv); (v) the Environmental Indemnity (a copy of which is attached hereto as Schedule v); (vi) an Assignment of Leases and Rents (a copy of the form is attached hereto as Schedule vi) with respect to each Borrowing Base Property; provided, however, that the form of Assignment of Leases and Rents has been agreed to in base form only and is not yet in final form solely to the extent that the respective form of assignment of leases and rents (i.e., any variation to the form of Assignment of Leases and Rents) shall be determined by state custom and shall be subject to revision to incorporate (1) all necessary provisions/modifications required by the laws of each state in which the Borrowing Base Properties are located and (2) all provisions/modifications which are reasonably customary and required by reasonably prudent commercial lenders for the jurisdiction in which the Borrowing Base Properties are located; (vii) the Collateral Assignment and Security Agreement in Respect of Contracts, Licenses and Permits (a copy of which is attached hereto as Schedule vii); and (viii) the Collateral Assignment of Management Contract (a copy of which is attached hereto as Schedule viii) (all of the foregoing being referred to herein, collectively, as the “Primary Draft Loan Documents”). The additional documentation provided for and contemplated in the Draft Credit Agreement and other Primary Draft Loan Documents which are reasonably necessary or customary for the closing of the Facility (including, without limitation, UCC-1 Financing Statements, disbursement letters, assignments of interest rate protection agreements, post-closing letters and any documents required by the laws or customs of the jurisdiction in which any Borrowing Base Property is located) (the “Additional Loan Documents”) shall be negotiated in good faith by the parties subject to the Documentation Principles (as defined below).

The Primary Draft Loan Documents, together with all Additional Loan Documents, shall be referred to herein (for reference purposes only), collectively, as the “Loan Documents”. The Additional Loan Documents shall be negotiated in good faith, as promptly as reasonably practicable, and shall contain the terms and conditions set forth in this Term Sheet (to the extent applicable and as set forth in the Primary Draft Loan Documents) and such other provisions as may be reasonably agreed to by Parent Borrower and Agent (such parties reasonably taking in to account reasonable provisions as are customary and usual in the market for similar credit facilities), reflecting the operational and strategic requirements of Borrower and Guarantor in light of their size and practices (collectively, the “Documentation Principles”). Included as part of the Documentation Principles hereunder, Agent, Borrower, and Guarantor each agrees to reasonably review and consider in good faith the making of any changes to the Primary Draft Loan Documents (but only to the extent reasonably agreed to by Agent, Borrower, and Guarantor acting in good faith) arising on account of: (a) any material error or material omission in a Primary Draft Loan Document which is not consistent with the provisions of the Commitment Documents and (b) subject to the limitations set forth in the Syndication Side Letter, any proposed change to any term or condition of a Primary Draft Loan Document reasonably requested by any potential Lender which Lead Arranger reasonably determines necessary in order to achieve a Successful Syndication (as therein defined).

The foregoing notwithstanding, the parties hereby agree that the Primary Draft Loan Documents will remain subject to change as a result of any of the following occurring after the date hereof (the “Documentable Issues”): (a) the Guarantor or Borrower discloses materially adverse information relating to conditions or events not previously disclosed to the Agent in accordance with the Information Covenant (as defined in the Commitment Letter), (b) the Borrower or Guarantor determines that any representation or warranty cannot be made (or would be untrue)

at the time of the closing of the Facility or (c) Agent’s review of any material diligence materials or material disclosures provided to Agent from and after the date of the Commitment Letter (including any material changes in the organizational and/or debt structure of the Borrower or Guarantor from that provided to Agent prior to the date of the Commitment Letter). Any Documentable Issues that arise shall be addressed to the Agent’s reasonable satisfaction through additional revisions to the Primary Draft Loan Documents, including, without limitation, through the addition of representations, warranties, covenants, insurance endorsements, escrows, or reserves.

Representations & Warranties:

The Borrower and Guarantor will make the representations and warranties expressly set forth in the Primary Draft Loan Documents, including those expressly set forth in Section 6 of the Draft Credit Agreement.

Affirmative Covenants:	The Borrower and Guarantor will provide the affirmative covenants expressly set forth in the Primary Draft Loan Documents, including those expressly set forth in Section 7 of the Draft Credit Agreement.

Negative Covenants:	The Borrower and Guarantor will provide the negative covenants expressly set forth in the Primary Draft Loan Documents, including those expressly set forth in Section 8 of the Draft Credit Agreement.

Events of Default:	The Draft Credit Agreement will contain the provisions regarding Default and Events of Default, including as expressly set forth in Section 12 of the Draft Credit Agreement. The Primary Draft Loan Documents will contain default provisions as expressly set forth therein.

Conditions Precedent to Initial Borrowing:

The closing and the initial funding under the Facility on the closing date (the “Closing Date”), based on Borrowing Base Availability supported by the Initial Borrowing Base Properties, shall be subject to the applicable conditions set forth on Exhibit C hereto.

Governing Law:	New York, including as expressly set forth in Section 21 of the Draft Credit Agreement.

Exhibit A – Pricing and Fees

Interest Rate:	the outstanding principal balance shall bear interest based upon the following leverage grid:

Total Leverage Ratio	LIBOR Margin (bps)	Base Rate Margin (bps)
>65%	245 bp	145 bp
>60% and <65%	225 bp	125 bp
>55% and <60%	215 bp	115 bp
>45% and <55%	185 bp	85 bp
<45%	165 bp	65 bp

The margin shall not be adjusted based upon such Total Leverage Ratio, if at all, until first day of the next calendar quarter following receipt of any updated Compliance Certificate.

Each LIBOR Rate Loan (as such term shall be defined in the Loan Documents) shall bear interest at the rate per annum equal to the sum of LIBOR determined for such Interest Period (as such term shall be defined in the Loan Documents) plus the applicable LIBOR Margin. Interest shall be computed on the basis of a 360-day year and paid for the actual number of days elapsed. LIBOR contracts are available in one, two, or three month periods, subject to availability. A maximum of seven contracts shall be allowed outstanding at any given time under the Facility. LIBOR provisions, including yield protection, legal availability and capital adequacy provisions and conditions shall be as expressly provided in the Draft Credit Agreement.

LIBOR. As defined in the Draft Credit Agreement.

Each Base Rate Loan shall bear interest at a rate per annum as expressly provided in the Draft Credit Agreement.

Base Rate:	As defined in the Draft Credit Agreement.

Unused Fee:	The Borrower shall, on the first business day of each calendar quarter prior to the termination of the Revolver and the indefeasible repayment in full and satisfaction of all obligations thereunder, pay a per annum fee (“Unused Fee”) to the Lenders equal to a percentage (“Unused Fee Rate”) of the unused Aggregate Revolving Commitment. The Unused Fee shall be paid in arrears. The Unused Fee, in basis points per annum, shall be calculated on a daily basis based on the amount of usage of the Aggregate Revolving Commitment as follows, as expressly provided in Section 2.3 of the Draft Credit Agreement:

Usage	Unused Fee (bps)
>50%	20
<50%	25

Extension Fee:	Should the Borrower elect to extend the Facility, the Borrower will pay a fee to the Lenders equal to 20 bps on each of the Lenders’ commitment amount for each extension.

Exhibit B: Material Definitions

“Adjusted EBITDA”	As defined in the Draft Credit Agreement.

“Adjusted NOI”	As defined in the Draft Credit Agreement.

“Appraised Value”	As defined in the Draft Credit Agreement.

“Borrowing Base Adjusted NOI”	As defined in the Draft Credit Agreement.

“Borrowing Base Value”	As defined in the Draft Credit Agreement.

“Capitalization Rate”	As defined in the Draft Credit Agreement.

“Capital Expenditure Reserve”	As defined in the Draft Credit Agreement.

“Consolidated EBITDA”	As defined in the Draft Credit Agreement.

“Consolidated Tangible Net Worth”	As defined in the Draft Credit Agreement.

“Construction in Process”	As defined in the Draft Credit Agreement.

“Disqualifying Environmental Event”	As defined in the Draft Credit Agreement.

“Disqualifying Structural Event”	As defined in the Draft Credit Agreement.

“Fixed Charges”	As defined in the Draft Credit Agreement.

“Funds from Operations”	As defined in the Draft Credit Agreement.

“Gross Asset Value”	As defined in the Draft Credit Agreement.

“Huntington Bank Credit Facility”	As defined in the Draft Credit Agreement.

“Implied Debt Service”	As defined in the Draft Credit Agreement.

“Interest Expense”	As defined in the Draft Credit Agreement.

“Operating Property Value”	As defined in the Draft Credit Agreement.

“Property NOI”	As defined in the Draft Credit Agreement.

“Regions Bank Credit Facility”	As defined in the Draft Credit Agreement.

“Required Lenders”	As defined in the Draft Credit Agreement.

“Stabilized Property”	As defined in the Draft Credit Agreement.

“Total Indebtedness”	As defined in the Draft Credit Agreement.

“Unhedged Variable Rate Indebtedness”	As defined in the Draft Credit Agreement.

Exhibit C: Closing Conditions Schedule (Initial Borrowing Base Properties)

The closing of the Facility and the inclusion of the Initial Borrowing Base Properties will be subject to the satisfaction or waiver of the following conditions (subject, in any case, to the Borrowing Base Criteria and Borrowing Base Availability):

(i)	The Acquisition shall have been consummated or shall be consummated contemporaneously with the advances under the Facility in accordance with the Acquisition Agreement (without amendment, modification or waiver thereof, or the granting of a consent thereunder, which is materially adverse to the Lenders and the Lead Arranger, without the consent of the Lead Arranger, which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any amendment, modification or waiver to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders and the Lead Arranger, (b) any reduction in the purchase price under the Acquisition Agreement of 10% or greater shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger and (c) any reduction in the purchase price under the Acquisition Agreement of less than 10% shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger so long as any such reduction pursuant to this clause (c) is applied to reduce the Interim Term Loan.

(ii)	Agent shall have received (a) the incumbency certificates required pursuant to Section 10.4 of the Draft Credit Agreement, (b) the Compliance Certificate and Borrowing Base Certificate required pursuant to Section 10.12 of the Draft Credit Agreement, and (c) copies of the settlement statement(s) and a flow of funds/sources and uses statement respecting the closing and funding of the Acquisition and the Transaction Costs, the consummation of the Refinancing, and the requested proceeds of the initial advance under the Loan to be made on the Closing Date.

(iii)	Agent shall have received (a) audited consolidated balance sheets at December 31, 2014 and the related statements of income, partners’ capital and cash flows of (x) IRT and its subsidiaries and (y) the Target and its subsidiaries, in each case, for the fiscal year ended December 31, 2014, which financial statements will be audited and prepared in accordance with GAAP [Agent acknowledges that this condition has been satisfied], (b) unaudited consolidated balance sheets and related statements of income and cash flows of (x) the Target and its subsidiaries and (y) IRT and its subsidiaries, in each case, for the fiscal quarter ended June 30, 2015 and for each fiscal quarter thereafter ended at least forty-five (45) days prior to the Closing Date [Agent acknowledges that this condition has been satisfied] and (c) a pro forma consolidated balance sheet and related statement of income of IRT and its subsidiaries (as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days prior to the Closing Date), prepared after giving effect to the Transactions and such other adjustments as shall have been agreed between the Borrower and the Agent as if the Transactions had occurred at the beginning of such period [Agent acknowledges that this condition has been satisfied].

(iv)	(a) Since December 31, 2014, there has not been any material adverse change in the business, assets, operations, or condition (financial or otherwise) of the Borrower, the Guarantor and their subsidiaries taken as a whole and (b) since the date hereof, (x) trading in securities generally as reported in the trading market for the securities or common shares of IRT has not been suspended for a period of more than two (2) consecutive trading days, and (y) no banking moratorium shall have been declared either by the United States or New York State authorities for a period of more than two (2) consecutive trading days, in each case as determined by the Agent and Lead Arranger in their sole but reasonable discretion.

(v)

All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act shall have been delivered to Agent and the Lead Arranger: (a) with respect to any additional Borrower or Guarantor after the date hereof or changes to the ownership or organizational structure of any Loan Party not addressed in the initial disclosure at least ten (10) business days prior to the Closing Date and (b) with respect to any such information previously provided, any updates as reasonably requested by the Agent.

(vi)	Subject to the provisions in the section above entitled “Loan Documents”, and consistent with the Documentation Principles, all Loan Documents (a) shall have been finalized and duly executed and delivered to Agent by all applicable Borrower and/or Guarantor parties thereto, respectively, and (b) shall be in full force and effect prior to or contemporaneously with the funding of the initial borrowing under the Facility.

(vii)	The Agent shall have received and reasonably approved (a) customary legal opinions of counsel to Borrower and Guarantor, (b) (i) other customary closing corporate documents, organizational documents certified by public officials, resolutions respecting Borrower, Guarantor, Subsidiary Borrowers (including JLC/BUSF Associates LLC) and any constituent entities deemed necessary by Agent in its reasonable discretion, (ii) pay-off letters (including lien terminations) with respect to the Refinancing and (iii) notices of borrowing, and (c) local counsel opinions opining to the enforceability of the security instruments and providing other customary local opinions are as reasonably required by Agent.

(viii)	Evidence of property, liability and casualty insurance (including, as applicable, environmental, earthquake, wind and flood coverages and, if applicable, a flood notice) with respect to each Initial Borrowing Base Property listing Agent as certificate holder/additional insured, all in form and substance reasonably satisfactory to Agent. [Agent acknowledges that this condition has been satisfied.]

(ix)	The representations and warranties in the Loan Documents shall be true and correct in all material respects.

(x)	Payment of all fees and expenses associated with this loan on or prior to the Closing Date, including but not limited to the fees payable under the Fee Letter.

(xi)	The Refinancing shall have been consummated, and all outstanding amounts under the refinanced indebtedness shall have been paid and commitments, liens and guarantees with respect thereto terminated or released, concurrently with the initial borrowing under the Facility.

(xii)	On the Closing Date after giving effect to the Transactions, neither Borrower nor Guarantor nor any of their respective subsidiaries shall have outstanding any unaffiliated third party indebtedness for borrowed money other than (i) the Facility, and (ii) Indebtedness permitted under this Term Sheet and the Loan Documents, including pursuant to Section 8.1 of the Draft Credit Agreement.

(xiii)	Subject to the provisions in the section above entitled “Loan Documents”, and consistent with the Documentation Principles, each Mortgage, DOT, and other security instrument (i.e., assignment of leases and rents and the like), including as provided in clause (iii) in the section above entitled “Loan Documents”, in respect of each Initial Borrowing Base Property shall be in recordable form with all conditions to recordation concurrently satisfied, and upon recordation shall constitute a valid first priority lien on the good and marketable title to each such Initial Borrowing Base Property, except for Permitted Liens, and free and clear of any mechanics or materialmen’s liens or special assessments for work completed or in progress on the Closing Date which have not been adequately provided for.

(xiv)

Agent shall have received and reasonably approved an irrevocable (subject only to payment of premiums by Borrower and delivery of customary deliverables to the title company on the Closing Date) title pro forma policy and issued by a title insurance company (with appropriate reinsurance or coinsurance), reflecting the first lien priority (subject to Permitted Liens) of each Mortgage, DOT, and other security instrument in respect of each Initial Borrowing Base Property, as set forth above, with gap coverage in favor of Agent, on behalf of the Lenders, from the title company, all in form and substance reasonably satisfactory to the Agent, and with each of the due diligence matters specified in the Updated Specified Due Diligence Report having been addressed to the reasonable satisfaction of Agent (provided, however, that any Specified Deliverable Items may be delivered by Borrower on or before the Specified Delivery Date). [Agent acknowledges that no due diligence matters respecting the above-referenced title pro forma policies which are not specified in the Updated Specified Due Diligence Report shall be required for closing.]

(xv)	Agent shall have received and approved from firms reasonably satisfactory to the Agent: (i) a Phase I environmental report with respect to each Initial Borrowing Base Property along with reliance letters reasonably satisfactory to the Agent [Agent acknowledges that this condition has been satisfied]; and (ii) ALTA surveys with respect to each Initial Borrowing Base Property, all of the foregoing in form and substance reasonably satisfactory to the Agent, and with each of due diligence matters specified in Updated Specified Due Diligence Report having been addressed to the reasonable satisfaction of Agent (provided, however, that any Specified Deliverable Items may be delivered by Borrower on or before the Specified Delivery Date). [Agent acknowledges that, but for the due diligence matters to be addressed as specified in the Updated Specified Due Diligence Report, this condition has been satisfied.]

(xvi)	Agent shall have received and reasonably approved (i) property condition assessments/reports; and (ii) zoning assessments/reports, all of the foregoing with respect to each Initial Borrowing Base Property from firms and in form and substance reasonably satisfactory to the Agent, and with each of due diligence matters specified in Updated Specified Due Diligence Report having been addressed to the reasonable satisfaction of Agent (provided, however, that any Specified Deliverable Items may be delivered by Borrower on or before the Specified Delivery Date). [Agent acknowledges that, but for the due diligence matters to be addressed as specified in the Updated Specified Due Diligence Report, this condition (xvi) has been satisfied.]

(xvii)	Agent shall have received copies of all management agreements affecting each Initial Borrowing Base Property, along with a certified rent roll of each Initial Borrowing Base Property current as of the Closing Date, each in form and substance reasonably satisfactory to the Agent. [Agent has received a form of management agreement which is satisfactory to Agent, and upon completion of such form management agreement to reflect the particulars of each Initial Borrowing Base Property, Agent acknowledges that this condition related to the receipt of management agreements shall be satisfied.]

(xviii)	Agent shall have received and reasonably approved of FIRREA-compliant appraisals for each Initial Borrowing Base Property commissioned by KeyBank, each of which shall be in form and substance reasonably satisfactory to the Agent. [Agent acknowledges that this condition has been satisfied]. Such appraisals shall support the amount of the initial advance under the Facility requested by Borrower based on the Borrowing Base Availability as determined in the Borrowing Base Availability Certificate (as defined in the Loan Documents) which shall be delivered at least three (3) business days prior to the Closing Date.

(xix)	Receipt by Agent of judgment, bankruptcy, UCC, litigation and tax lien searches showing no material monetary encumbrances with respect to the Borrower (including JLC/BUSF Associates LLC), Guarantor, Trade Street Residential, Inc., Trade Street Operating Partnership, L.P., the Initial Borrowing Base Properties, and other Collateral or material liabilities of the Parent Borrower or Guarantor other than as contemplated by the Term Sheet or the Loan Documents.

(xx)	Receipt by Agent of a Probable Maximum Loss study for any Initial Borrowing Base Property located in a seismic zone, in form and substance reasonably satisfactory to Agent. [Agent acknowledges that this condition has been satisfied.]

(xxi)	Zoning reports and zoning endorsements to title insurance pro forma policies to the extent available in each applicable jurisdiction and certificates of occupancy for the applicable properties where endorsements are not available and with each of due diligence matters specified in Updated Specified Due Diligence Report having been addressed to the reasonable satisfaction of Agent (provided, however, that any Specified Deliverable Items may be delivered by Borrower on or before the Specified Delivery Date). [Agent acknowledges that, but for the due diligence matters to be addressed in the Updated Specified Due Diligence Report in respect of such reports and endorsements, this condition has been satisfied.]

(xxii)	No default or event of default under the Loan Documents shall have occurred and be continuing.

(xxiii)	Borrower (and, as applicable, Guarantor) shall have complied, in all material respects, with each of the terms and conditions set forth in the (x) Commitment Documents, (y) the Fee Letter and (z) the Syndication Side Letter.

As used herein:

“Specified Deliverable Item” means any due diligence item specified in the Updated Specified Due Diligence Report which satisfies each of the following conditions:

(i) such item has not been obtained by Borrower on or prior to the Closing Date, despite Borrower having used commercially reasonable, good faith diligent efforts to do so;

(ii) in the reasonable determination of Agent and Required Lenders, the failure of Borrower to obtain such item would not reasonably be expected to materially impair the collateral security provided by, and/or adversely affect in any material respect the appraised value of, the subject Initial Borrowing Base Property;

(iii) Borrower shall have provided Agent with a written explanation detailing why such item remains outstanding, together with Borrower’s good faith estimate detailing (x) a specified date after the Closing Date by which Borrower reasonably anticipates that it will be able to obtain such item (with Borrower continuing to use commercially reasonable, good faith diligent efforts to do so) and/or (y) if Borrower does not reasonably anticipate being able to obtain such item post-closing (despite using commercially reasonable, good faith diligent efforts to do so) the proposed commercially reasonable mechanism for consideration by (and subject to the reasonable approval of) Agent and Required Lenders for the resolution of such item, including, without limitation, through further representations, warranties, covenants, insurance endorsements, escrows, or reserves;

(iv) to the extent applicable, in the reasonable determination of Agent and Required Lenders such item is capable of being addressed (x) through a post-closing agreement to be executed and delivered by Borrower on the Closing Date, pursuant to which Borrower shall separately covenant and agree to provide such item on or before the Specified Delivery Date and/or (y) through the establishment on the Closing Date of a commercially reasonable mechanism reasonably satisfactory to Agent and Required Lenders for the resolution of such item, including, without limitation, through further representations, warranties, covenants, insurance endorsements, escrows, or reserves, all as reasonably required by Agent and Required Lenders;

Provided, however, without limiting the generality of the foregoing, upon the written request of Borrower made prior to the Closing Date with respect to any particular due diligence item which Borrower reasonably determines that it will be unable to obtain by the Closing Date (together with the items required by clause (ii) above), the Agent and Required Lenders shall promptly confirm in writing to Borrower whether such particular item specified by Borrower qualifies as a Specified Deliverable Item and the Specified Delivery Date for such particular item.

“Specified Delivery Date” means, with respect to any Specified Deliverable Item, a commercially reasonable date after the Closing Date (as reasonably determined by the Agent and Required Lenders after consulting reasonably and in good faith with the Borrower) by which Borrower shall address any such Specified Deliverable Item to the reasonable satisfaction of Agent and Required Lenders, which date shall be established taking into consideration (x) the amount of time it would reasonably be expected for Borrower to obtain such Specified Deliverable Item (using commercially reasonable, good faith diligent efforts to do so) and (y) any items provided by Borrower on the Closing Date pursuant to clause (iv)(y) in the definition of “Specified Deliverable Items”; provided, however, with respect to any such Specified Deliverable Item, the “Specified Delivery Date” shall mean the Closing Date to the extent Agent and Required Lenders have determined that no post-closing agreement is applicable with respect to such Specified Deliverable Item (in whole or in part, as applicable) on account of the establishment of any applicable commercially reasonable mechanism pursuant to clause (iv)(y) in the definition of “Specified Deliverable Items”, including, without limitation, with respect to any item applicable under clause (iii)(y) in the definition of “Specified Deliverable Items”, all as reasonably determined by Agent and Required Lenders.